EXHIBIT 99.1

SB Financial
Third Quarter 2015 Financial Results Conference Call and Webcast
October 27, 2015 at 2:30 PM Eastern

CORPORATE PARTICIPANTS Mark Klein – Chairman, President, and CEO Tony Cosentino – Chief Financial Officer Jon Gathman – Senior Lending Officer Melissa Short – Executive Assistant, Corporate Secretary

PRESENTATION

Operator

Good day and welcome to the SB Financial's Third Quarter 2015 Financial Results Conference Call and Webcast. At this time, I would like to inform you that this conference is being recorded and that all participants are in listen-only mode. We will begin with remarks by Management and then open the conference up to the investment community for questions and answers. I would now like to turn the conference over to Melissa Short. Please go ahead.

Melissa Short

Good afternoon, everyone. I would like to remind you that this conference call is being broadcast live over the internet and will also be archived and available on our website at www.yoursbfinancial.com under the Investor Relations tab. Joining me today are Mark Klein, Chairman, President and Chief Executive Officer; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer. Before I turn the call over to Mr. Klein, let me add that this call may contain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results and objectives. Forward-looking statements are based on Management expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release and you are encouraged to review those factors. SB Financial Group undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa, and good afternoon everyone. Welcome to our third quarter webcast. We issued our earnings release yesterday and those details are available on our website as well. Once I make some general comments about our quarterly performance, I will have Tony Cosentino, our CFO, provide more details on our underlying performance metrics, and finally, I will close with some perspective on our markets.

Highlights for the quarter include our operating results were quite strong and revealed our best performance since 2003. GAAP net income for the quarter was $2.26 million or $0.41 per share representing a significant increase of more than 49.6% or approximately $750,000 over the prior year quarter and a strong 13.7% or approximately $270,000 improvement over the linked quarter. Considering our recent preferred convertible issue fully converted, our net income available to common shares is up more than 33% or $500,000 with earnings per share of $0.35. This quarterly performance represents a fully diluted earnings per share improvement of more than 12.9% from the linked quarter of $0.31.

Top line revenue grew 9.46% over the prior year quarter but was down slightly from the linked quarter, and expenses declined 3.8% and 2.82% respectively. Likewise, our efficiency ratio improved to 65.6% or an 11.67% improvement over the prior year quarter but down slightly from the linked quarter.

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Wealth management revenue increased to $655,000 or a 2.7% increase over the prior year quarter but a decline of more than 4% from the linked quarter. Mortgage origination volume for the quarter was $87 million or an improvement of more than 28% over the prior year quarter but a decline of 7% over the linked quarter.

With more than 90% of our volume new to State Bank for the quarter, our servicing portfolio grew to an all-time high of $751 million, representing an improvement of 16% over the prior year quarter and 3.8% over the linked quarter. Asset quality metrics and portfolio performance are stable with the exception of one loan in non-performing status that I will ask Jon Gathman, our Senior Lender, to address momentarily.

Our SBA loan generation strategy continues to provide momentum in non-interest income. And finally, assets under our care, including $310 million in assets under management, $750 million residential real estate servicing portfolio, and $719 million in our traditional banking assets, collectively now stands at $1.8 billion.

To ensure we remain on our path of improvement, we continue to pursue five key strategic initiatives we identified to lead us to and maintain that high performance. As we’ve disclosed in prior webcasts, these five are diversifying our revenue streams, strengthening our penetration in all markets served, expanding product service utilization by new and existing clients, delivering gains in operational excellence, and sustaining asset quality. And now a bit of expansion on each.

Revenue diversity goals continue to drive key initiatives. These sources include assets under management on our wealth management business line, residential mortgage and SBA loan sale gains and deposit service fees. These continue to form the foundation of our top quartile performance that now stands above our strategic vision of top quartile performance at the 77th percentile when comparing our return on average assets among our 64-bank peer group in the United States. Collectively, these sources comprise more than 39% of our total revenue this quarter and more than 40% year-to-date.

Loan sale gains remain a key driver of our performance improvement. Mortgage banking net revenue expanded more than 3.28% from the year ago quarter but declined to 22% from a very robust linked quarter. Our gain on sale percentage for the quarter remained strong at 1.49%. 86% or $221 million of our loan production through the third quarter was new money to State Bank and 14% or $35 million was refinanced loans. This past quarter, our Columbus region continues to lead the way with more than $51 million followed by the Defiance region at $25 million, and our newest region in Findlay, Ohio that we announced last quarter, originated more than $10 million. We have expanded to 18 mortgage lending officers up from 13 at year-end to drive our presence in all six of our regions. To ensure our presence in this space remains meaningful, we have recently leveraged our expertise into new markets of Tiffin, Ohio and in the coming quarter, we’ll have our first presence in the Michigan market.

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Another initiative to bolster non-interest income and drive more revenue diversity remains agriculture and small business lending loan sales. Agricultural loan sale gains this quarter were $26,000 and SBA loan sale gains were $271,000. Collectively, all loan sales provided $1.98 million or 50% of our total non-interest income and 19.8% of total revenue. Together this non-interest income expansion plus expense control continued to be the key drivers of the improved efficiency ratio.

Wealth management revenue continues a key segment of our non-interest income initiative. We have begun to reach deeper into newer markets like Findlay and Toledo and now have plans to obtain the expertise needed to service clients in our new full service office of Columbus as well. A strong pipeline across all regions coupled with a great strategic fit for our brand continues to drive our dedication to grow and further develop this 50-year-old division.

Finally, our item and statement processing operation at our affiliate RDSI and DCM recently developed a strategy to partner with FF&S of Noblesville, Indiana. We have addressed all of the operational issues that surfaced at our technology division during the exit of data processing and are now ready to leverage our resources and capabilities for FF&S's 270 community banking clients predominantly in the Midwest. Our goal now is to grow this business line and drive fee-based revenue to higher levels. Our second initiative continues to be to grow our market share by increasing our presence in low share, high growth markets.

We are well into the development of our newest market in Findlay, Ohio. Our professional team is now completely in place and includes a strong market leader, an experienced private client professional, a seasoned wealth management advisor and support staff. Our approved, ready-to-close loan pipeline today stands at $10.4 million. Our prospects for organic, franchised growth in one of Ohio's more stable healthy markets remain strong.

We continue to advance our residential real estate and commercial staff and their expertise into more households in the greater Columbus market. As a result of our past success, we will formally open our new office in Dublin, Ohio in November, a slight delay from our plan to open in August. We have consistently demonstrated our ability over the last seven years to compete in this high-growth market in both mortgage and commercial lending arenas. This past success, however, pales in comparison to our potential as we are even more encouraged that our increased exposure with this new facility will provide new avenues to even more opportunities. We also intend to retain our presence in the New Albany, Ohio market as well.

Third is our desire to expand product service utilization by new and existing clients. With marginal population growth in our rural markets comes the impetus to sell deeper into existing households. This process of proactively identifying and recommending appropriate solutions for our clients for cross selling remains the heart of our growth initiatives. Supporting this initiative is our on-boarding focus for new State Bank clients. As a result of these efforts this past quarter, our business lines expanded our net number of households by 226 to nearly 26,000 households, and the number of bank services by 834 to over 40,000 services. Addressing client needs with insight and innovation remains the center post for our brand improvement.

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Finally, as we have discussed since 2006 our business lines continue to work interdependently to first and foremost provide prudent client solutions and secondly to drive a sustainable competitive advantage for our Company. This collaborative approach produced 714 referrals to business partners this last quarter that led to 314 closed referrals, accounting for over $18 million in additional business. This strategy builds our client base, leverages our individual contacts, and best serves the interest of all of our stake holders.

The fourth key theme required for us to deliver on our performance improvement commitment is operational excellence. This focus is no more apparent than in our ability to deliver seamless service to those 26,000 households. As a result, when compared to the year ago quarter our loan balances increased to $540 million or by 6.9%, assets increased over $719 million or 8.2%, and deposits increased to nearly $574 million, or more than 7%. Our strategic initiatives are working. Our ability to attract a client and retain them for life rests with our proficiency in providing a world-class banking experience.

And now for our fifth and final strategy, maintaining asset quality. We continue to emphasize conscious client prospecting first, active lender loan administration second, and timely receipt of financial reporting, third, as we bind each component in a comprehensive relationship analysis annually. This well-defined and integrated process has led us to achieve some top quartile performance metrics. Our portfolio is sound and our process is comprehensive. This quarter, past due loans remain an acceptable 1.18%, charge-offs are well contained at $29,000 or 2 basis points, and comparable for the prior year quarter and significantly lower than the 25 basis points from the linked quarter, and our allowance as a percentage of total loans remain stable at 1.31%. On the down side, non-performing assets increased to $8.5 million or 1.18% of total assets; however, still in the top quartile of our peer group.

Before I turn the call over to Tony Cosentino for more detail on our quarterly performance, I'd like have Jon Gathman, our Senior Lender, comment briefly on the recently identified addition to our non-performing assets. Jon?

Jon Gathman

Thank you, Mark. As Mark just stated, while we remain pleased with our overall asset quality, the third quarter saw a significant relative increase in our non-performing assets due almost entirely to the deterioration of one large commercial credit.

This credit represented 49 basis points of our total assets compared to total non-performing as a percentage of assets at 1.18%, or 41% of our total non-performing assets. This relationship has been adversely classified for almost two years and we have been monitoring the credit closely. In addition, we have had iterative negotiations with the borrower during that entire time. Nonetheless, this commercial real estate loan deteriorated to the point that non-performing status was warranted, but we remain vigilant in our pursuit of full collection. We believe we have the credit addressed appropriately and conservatively in our allowance and will have it resolved in short order. I will now turn the call back over to Mark.

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Mark Klein

Thank you, Jon. At this time, I'd like to ask Tony, our CFO, to give us some more details on our performance this quarter. Tony?

Tony Cosentino

Thanks, Mark. As Mark has said, a very strong earnings quarter with GAAP net income for the quarter up 50% from the prior year at $2.3 million or $0.35 per diluted share. Net income available to common was up 35% from the prior year as we had the full effect of the TRUP payoff with our preferred equity raise.

Now, let's start with a few high-level comments on some of the factors that affected our results.

First, total revenue on a fully taxable equivalent basis was up 9.3% from the prior year, but down just slightly 1.8% from the linked quarter. Second, loan growth up to $35 million over the prior year, or 6.9%, and finally, the impact of the early payoff of our trust preferred securities in the third quarter of 2014 resulted in an improvement in net interest margin of 17 basis points for the quarter.

Now, as we look at our results in the context of Mark's comments on our strategic initiatives and overall industry conditions, starting with the income statement. Specifically, margin on the revenue front, net interest income on a fully taxable equivalent basis was up 13.2% from the prior year and up from the linked quarter by 5.3%. End of period loan balances up $35 million from the prior year and were up $18.5 million or 3.5% to the linked quarter. Thus far in 2015, we have added $24.6 million in loan outstandings to our balance sheet. The yield on earning assets only declined 2 basis points from the prior year and compared to the linked quarter yields on earning assets were up 9 basis points as growth in pricing were higher this quarter.

On the funding side, we continue to reduce our cost of interest bearing liabilities which came in at 49 basis points. This was down 27 basis points from the 76 basis points in the third quarter of 2014. Net interest margin at 3.87% was up 23 basis points from the prior year and up 11 basis points from the linked quarter. Absent the impact of the 10.6% TRUP pay-off in the third quarter of 2014, funding costs would have been down 9 basis points and the adjusted margin would have been 3.70%.

Regarding the rest of our balance sheet, we have slightly increased the size of our bond portfolio to accommodate pledging requirements and supplement liquidity. Our expectation is that the relative parts of the balance sheet will stay in this proportion as we grow in coming quarters.

Now turning to fee income, for the quarter, mortgage originations of $87 million were up $19.5 million or 29% from the prior year third quarter, but down $6.6 million or 7.1% from the linked quarter. Total gains on sale came in at $1.7 million, which is in excess of 2.4% on our sold volume of $70 million. Our servicing portfolio of $751 million provided revenue for the quarter of $459,000. This servicing portfolio is up more than $100 million since the third quarter of 2014. The mixed pricing and disciplined selling have enabled us to sell 84% of our origination volume over the last year to our partners.

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Servicing rights on the portfolio continue to gain in value. At September 30th, these rights were $6.8 million, which is a $1.1 million or 19% improvement over the third quarter of 2014. We still have a slight impairment remaining of $361,000, which was increased this quarter with an $138,000 impairment. The earnings impact of our servicing rights impairment was a swing from the linked quarter of $406,000. This was the reason that revenue growth was down from the linked quarter.

Small business lending continued its strong performance this quarter. We sold $2.4 million in loans for gains of $271,000 in the quarter, significantly above the prior year and slightly higher than the linked quarter. As we look at our year-to-date performance, we have sold $6.7 million in loans for total realized gains of $718,000. Our gains were up for the year over the prior year by $628,000.

Other fee income for the quarter at $2.0 million was up 3.1% from the prior year and flat to the linked quarter. The growth was driven by Farm Service Agency gains and increases in service fees on our new relationship reward deposit products and partially offset by declines in our wealth management fees.

Turning to the expenses, this quarter we were down $262,000 or $3.8% from the prior year. And compared to the linked quarter, expenses were also down 2.8% or $191,000. This quarter included lower benefit costs and lower mortgage commissions as origination volume was down slightly. As we look at our year-to-date expense level, we were up $495,000 or 2.5% for the full year of 2015 compared to the prior year, year-to-date performance. The increase was related to higher compensation expenses due to merit adjustments and increased mortgage and SBA commissions. With our previously discussed 17% revenue growth year-to-date, operating leverage for the Company is at 6.6 times.

Our efficiency ratio for the quarter came in at 65.6% reflective of both the higher revenue for the quarter and a lower expense level. On a year-to-date basis, our efficiency level, ratio level of 67.9% has improved by 11.7% from the 2014 September year-to-date level.

Now, as we turn to the balance sheet and asset quality, we had the best loan growth thus far in 2015 this past quarter. We were up $35 million from the prior year and $18.5 million to the linked quarter. This growth level from this quarter would equate to a 14% annualized growth rate.

Compared to the prior year, our loan growth was more diverse this quarter. Residential real estate led the way with $19.1 million followed by commercial real estate of $18.3 million and consumer of $2.3 million. Responsible for the bulk of the consumer growth has been our credit card portfolio, which we started in June of 2013. This portfolio ended the quarter at $1.5 million with an average yield of 8.9%.

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On the deposit side, we were up from the prior year by $38.3 million, which is a 7.2% growth rate. Included in that growth is an improvement in our non-interest bearing balances as a percentage of deposits to 17.9% from 16.9% one-year prior. While total assets have grown nearly $55 million in the last 12 months or 8.2%, our balance sheet is very efficient and primed for profitability via our asset sensitivity. Total loans are 75.2% of total assets with investments just 13.8%. Total borrowings are $57.2 million, which are down $8 million from the prior year having been replaced by lower cost deposits and equity.

As Mark and Jon have indicated, total non-performing assets now stand at $8.5 million with 98% in non-performing loans and 2% in OREO properties. Included in our non-performing asset total is $1.6 million in accruing restructured credits. These restructured loans, which were nearly all maturity extensions, added 22 basis points to our non-performing level. Absent these accruing restructured credits, our total non-performing asset ratio would be just 96 basis points. We have three large credits that comprise 62% of our total problem assets. Our OREO balances of $188,000 are nearly all residential real estate properties and our stated value should match closely to proceeds upon disposition.

Delinquency levels for the Company remained stable this quarter as the large credit that moved to non-performing has been part of our 60-day delinquency levels for some time. Finally, as we summarize our year-to-date performance, the first nine months of 2015 we were up 17.1% on a diluted EPS basis compared to the first nine months of 2014. Our trailing 12 month diluted EPS improved to $1.19 from $1.15 at the end of the second quarter. Our higher results have been driven by the robust mortgage market, higher SBA loan sale gains, and good expense management. I will now turn the call back over to Mark.

Mark Klein

Thank you, Tony. In summary, overall, it was a great quarter for our Company and clearly the best performance in over 11 years. Our unique combination of organic balance sheet growth, as Tony discussed, coupled with our ability to generate a fee income from key business lines all bound by our unique geographic market diversity is providing that distinctive competitive advantage. We intend to continue to leverage that positioning.

Our commitments and resulting performance are delivering shareholder value. Over the last 12 quarters our earnings per share have expanded by nearly 20%. Our stock price as of Friday, October 23rd rested at $10.25 or just 8.6 times trailing 12 months earnings per share, well below the Ohio market median of 13 times. We realize the critical component necessary to achieve market recognition of this performance rests with our ability to achieve both size and performance. It is this critical link that continues to drive our search for strategic fits for our franchise.

We consider a number of metrics that lead us to envision a strong finish to a meaningful year for our Company and the impetus to a bright future here at SB Financial. These include our positive trends revealed in revenue and expense levels, more balance sheet growth, efficiency and performance resulting in positive operating leverage as we align these performance metrics with our organizational capacity; expanding national, regional, and local economies and imminent increases in short-term rates as Tony alluded to, the asset sensitivity that will send a positive message to the investment community as well as provide margin expansion for our organization.

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Our performance and our strategy remain perfectly correlated and reflect the collective efforts and effectiveness of our execution. As a result, we are pleased with our progress and our level of commitment to deliver consistently high performance. We look forward to a strong finish to 2015. And now I'll turn the call back to Melissa for questions and answers. Melissa?

Melissa Short

Thank you, Mark. Operator, we're now ready for our first question.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question, you may press star (*) then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question please press star (*) then two (2). At this time we will pause momentarily to assemble our roster.

Melissa Short

While we're waiting for questions, I would like to remind you that today's call will be accessible on our website at www.yoursbfinancial.com under the Investor Relations tab.

Operator

Again, if you would like to ask a question please press star (*) then one (1). The first question comes from Chas Craig of Meliora. Please go ahead.

Chas Craig

Hi, guys.

Mark Klein

Hi, Chas. How are you doing?

Chas Craig

Good. Thanks. How are you?

Mark Klein

Doing well, thanks.

Chas Craig

Good. So my question is regarding your peer group. So you often make reference to being in the top quartile of your peer group, and then you also made a reference towards the Ohio market specifically. I just want to verify that those are two separate groups of comparable banks, is that correct?

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Mark Klein

Yes, Chas. What I was referencing is the 64 banks between $500 million and $1 billion that are publicly traded in the United States. That's the peer group we've been benchmarking our self to and again, strategically we've aspired to be in that 75th percentile that we identified some four or five years ago, and this second quarter we've landed at the 77th percentile with our performance coming into the third quarter.

Chas Craig

Very good. Thank you.

Mark Klein

Yep.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back over to Management for any closing remarks.

CONCLUSION

Mark Klein

Thank you once again for joining us this afternoon. We look forward to speaking with you in January for a full review of our entire year performance for 2015. Thank you and good bye.

Operator

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

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